[GRAPHIC DELETED][BADGER PAPER LOGO]


For Immediate Release

Contacts:   Badger Paper:                      Figel Murphy:
            William H. Peters, CFO             William Murphy, Partner
            715-582-5203                       312-223-9536

                          Badger Paper Board Announces
                      Appointment of Ronald Swanson as CEO


PESHTIGO, WI - April 23, 2003 - The Board of Directors of Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI), today announced the appointment of Ronald E. Swanson as President and Chief Executive Officer of the Company. The Board also announced that current President and Chief Executive Officer Robert A. Olah has resigned to accept another position.

     Mr. Swanson was most recently with StoraEnso Corporation, which acquired Consolidated Papers, Inc., where he served as a Senior Vice President since 1997. His responsibilities included manufacturing, sales and marketing, product management, environmental and forest resources. Before joining Consolidated in 1989, Mr. Swanson held management positions at International Paper (Hammermill and Thilmany) and Weyerhauser. Mr. Swanson holds a Ph.D. from the Institute of Paper Chemistry.

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Badger Paper Mills, Inc.
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     "The Board is very pleased to be able to appoint such a qualified individual as Mr. Swanson to the position of President and CEO at Badger," said Harold Bergman, a member of Badger's Board of Directors. "His expertise and breadth of experience in the industry have prepared him well for the task of continuing our growth at Badger."

     Mr. Olah has accepted the position of President and CEO for North America of Myllykoski Corp., a manufacturer of light weight coated and super calendared papers for publication markets based in Helsinki, Finland.

     "Mr. Olah has been instrumental in developing Badger Paper's move to specialty paper products and advancing our converting business," said Mr. Bergman. "We wish him continued success in his new position." Mr. Olah will remain with Badger for a period of time to assist in the transition with Mr. Swanson.

     Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advice and leadership, while developing advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.